UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2016

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12935	20-0467835
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5320 Legacy Drive
Plano, Texas
(Address of principal executive offices)

75024
(Zip code)

(972) 673-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.01 – Other Events

Item 8.01 – Other Events

Divestiture of Non-Core Assets

On June 20, 2016, Denbury Onshore, LLC (“Denbury Onshore”), a subsidiary of Denbury Resources Inc. (together with Denbury Onshore, “Denbury”), entered into an asset purchase and sale agreement to sell its remaining non-core assets in the Williston Basin of North Dakota and Montana (the “Williston Assets”) for $58 million (before closing adjustments). Production from the Williston Assets, a majority of which are currently operated by Denbury Onshore, averaged approximately 1,350 barrels of oil equivalent per day (96% oil), net to Denbury, for the three months ended March 31, 2016. The sale of the Williston Assets is subject to customary closing conditions and is currently expected to close toward the end of July 2016, with an effective date of April 1, 2016. Denbury currently intends to use the proceeds from the sale to initially pay down borrowings on its senior secured bank credit facility.

Settlement of Delhi Field Litigation

On June 24, 2016, Denbury entered into a settlement agreement with Evolution Petroleum Corporation (together with its subsidiaries, “Evolution”) to resolve all outstanding disputes and claims the parties have or may have against each other, including claims the parties have brought against each other in the pending litigation between Denbury and Evolution with respect to the Delhi Field in northeastern Louisiana. Pursuant to the settlement, Denbury and Evolution will dismiss with prejudice all such claims between them with respect to such litigation.

In addition to clarifying certain aspects of the parties ongoing relationship, the settlement resolves (a) claims by Denbury related to the purchase by Denbury of its original Delhi Field interest from Evolution; (b) disputes regarding the occurrence, determination, timing, nature and terms of “payout” and Evolution’s related reversionary interest in the Delhi Field; and (c) any claims by Evolution in connection with the June 2013 incident at the Delhi Field involving a release of well fluids (the “June 2013 Incident”).

Under the terms of the settlement agreement, (1) Denbury will pay Evolution $27.5 million in cash on or before June 30, 2016; (2) effective July 1, 2016, Denbury will convey to Evolution 25% of the interests Denbury acquired in late 2014 in the Mengel Sand Interval, a separate interval within the Delhi Unit which Denbury purchased for approximately $6.5 million, and which interval is not currently producing; (3) effective July 1, 2016, Denbury will be credited with an additional 0.2226% overriding royalty interest in the Holt-Bryant interval (the currently producing interval of the Delhi Unit); (4) the parties reached agreement as to the ownership of certain field assets, and established future CO2 pipeline transportation charges following the end of the current ten-year fixed price arrangement set to expire in 2019; and (5) Evolution waived and released any claims it may have to any insurance proceeds that may be received by Denbury as a result of existing claims made by Denbury with respect to the June 2013 Incident.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: June 29, 2016	By:	/s/ James S. Matthews
James S. Matthews
Senior Vice President, General Counsel and Secretary

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